EXHIBIT 10.1

                             EDWARDS COUNTY 010731

                           OIL, GAS AND MINERAL LEASE

THIS AGREEMENT made this 27th day of May, 2001

Roy William Baker, Jr., individually and Executor and Trustee of the Roy W. Baker, Sr. Estate

Lessor (whether one or more), whose address is: 425 Rocksprings, TX 78880 and Ness Energy International, Inc. 4201 I-20 Svc Rd, Willow Park, TX 76087 Lessee, WITNESSETH:

1. Lessor in consideration of Ten Dollars and other valuable consideration Dollars ($10.00 and OVC), in hand paid, of the royalties herein provided, and of the agreements of Lessee herein contained, hereby grants, leases and lets exclusively unto Lessee for the purpose of investigating, exploring, prospecting, drilling and mining for and producing oil, gas and all other minerals, conducting exploration, geologic and geophysical surveys by seismograph, core test, gravity and magnetic methods, injecting gas, water and other fluids, and air into subsurface strata, laying pipe lines, building roads, tanks, power stations, telephone lines and other structures thereon and on, over and across lands owned or claimed by Lessor adjacent and contiguous thereto, to produce, save, take care of, treat, transport and own said products, and housing its employees, the following described land in Edwards County, Texas, to-wit:

All unleased portions of the Baker Ranch located approximately 15 miles NNW from Rocksprings and more particularly described in Attachments "A".

All references to one/eighth royalty shall be changed to three/sixteenths royalty (3/16) herein.

This lease also covers and includes all land owned or claimed by Lessor adjacent or contiguous to the land particularly described above, whether the same be in said survey or surveys or in adjacent surveys, although not included within the boundaries of the land particularly described above.

2. This is a paid up lease and subject to the other provisions herein contained, this lease shall be for a term of until June 30, 2004 years from this time (primary term) and as long thereafter as oil, gas or other mineral is produced from said land or land with which said land is pooled hereunder.

3. As royalty, lessee covenants and agrees: (a) To deliver to the credit of lessor, in the pipelines to which lessee may connect its wells, the equal one-eighth part of all oil produced and saved by lessee from said land, or from time to time, at the option of lessee, to pay lessor the average posted market price of such one-eighth part of such oil at the wells as of the day it is run to the pipe line or storage tanks, lessor's interest, in either case, to bear one-eighth of the cost of treating oil to render it marketable pipe line oil; (b) to pay lessor for gas and casinghead gas produced from said land (1) when sold by lessee, one-eighth of the amount realized by lessee, computed at the mouth of the well, or;
    (2) when used by lessee of said land or in the manufacture of gasoline or other products, one-eighth of the amount realized from the sale of gasoline or other products extracted therefrom and one-eighth of the amount realized from the sale of residue gas after deducting the amount used for plant fuel and/or compression; (c) To pay lessor on all other minerals mined and marketed or utilized by lessee from said land, one-tenth either in kind or value at the well or mine at lessee's election, except that on sulfur mined and marketed the royalty shall be one dollar ($1.00) per long ton. If, at the expiration of the primary term or at any time or times thereafter, there is any well on said land or on lands with which said land or any portion thereof has been pooled, capable of producing oil or gas, and all such wells are shut-in, this lease shall, nevertheless, continue in force as though operations were being conducted on said land for so long as said wells are shut-in, and thereafter this lease may be continued in force as if no shut-in had occurred. Lessee consents and agrees to use reasonable diligence to produce, utilize, or market the minerals capable of being produced from said wells, but in the exercise of such diligence, lessee shall not be obligated to install or furnish facilities other than well facilities and ordinary lease facilities of flow lines, separator, and lease tank, and shall not be required to settle labor trouble or to market gas upon terms unacceptable to lessee. If, at any time or times after the expiration of the primary term, all such wells are shut-in for a period of ninety consecutive days, and during such time there are no operations on said land, then at or before the expiration of said ninety day period, lessee shall pay or tender, by check or draft of lessee, as royalty, a sum equal to one dollar ($1.00) for each acre of land then covered hereby. Lessee shall make like payments or tenders at or before the end of each anniversary of the expiration of said ninety day period if upon such anniversary this lease is being continued in force solely by reason of the provisions of this paragraph. Each such payment or tender shall be made to the parties who at the time of payment would be entitled to receive the royalties which would be paid under this lease if the wells were producing, and may be deposited in the People's State Bank at Rocksprings, Texas or its successors, which shall continue as the depositories, regardless of changes in the ownership of shut-in royalty. If at any time that lessee pays or tenders shut-in royalty, two or more parties are, or claim to be, entitled to receive same, lessee may, in lieu of any other method of payment herein provided, pay or tender shut-in royalty, in the manner above specified, either jointly to such parties or separately to each in accordance with their respective ownerships thereof, as lessee may elect. Any payment hereunder may be made by check or draft of lessee deposited in the mail or delivered to the party entitled to receive payment or to a depository bank provided for above on or before the last date for payment. Nothing herein shall impair lessee's right to release as provided in paragraph 5 hereof, in the event of assignment of this lease in whole or in part, liability for payment hereunder shall rest exclusively on the then owners of this lease, severally as to acreage owned by each.

4. Lessee, at its option, is hereby given the right and power to pool or combine the acreage covered by this lease or any portion thereof as to oil and gas, or either of them, with any other land covered by this lease, and/or with any other land, lease or leases in the immediate vicinity thereof to the extent hereinafter stipulated, when in Lessee's judgement it is necessary or advisable to do so in order properly to explore, or to develop and operate said leased premises in compliance with the spacing rules of the Railroad Commission of Texas, or other lawful authority, or when to do so would, in the judgment of Lessee, promote the conservation of oil and gas in and under and that may be produced from said premises. Units pooled for oil hereunder shall not substantially exceed 40 acres each in area, and units pooled for gas hereunder shall not substantially exceed in area 640 acres each plus a tolerance of ten percent (10%) thereof, provided that should governmental authority having jurisdiction prescribe or permit the creation of units larger than those specified, for the drilling or operation of a well at a regular location or for obtaining maximum allowable from any well to be drilled, drilling or already drilled, units thereafter created may conform substantially in size with those prescribed or permitted by governmental regulations. Lessee under the provisions hereof may pool or combine acreage covered by this lease or any portion thereof as above provided as to oil in any one or more strats. The units formed by pooling as to any stratum or strata need not conform in size of area with the unit or units into which the lease is pooled or combined as to any other stratum or strata, and oil units need not conform as to area with gas units. The pooling in one or more instances shall not exhaust the rights of the Lessee hereunder to pool this lease or portions thereof into other units. Lessee shall file for record in the appropriate records of the county in which the leased premises are situated an instrument describing and designating the pooled acreage as a pooled unit; and upon such recordation the unit shall be effective as to all parties hereon, their heirs, successors, and assigns, irrespective of whether or not the unit is likewise effective as to all other owners of surface, mineral, royalty, or other rights in land included in such unit. Lessee may at its election exercise its pooling option before or after commencing operations for or completing an oil or gas well on the leased premises, and the pooled unit may include, but it is not required to include, land or leases upon which a well capable of producing oil or gas in paying quantities has therefore been completed or upon which operations for the drilling of a well for oil or gas have theretofore been commenced. In the event of operations for drilling on or production of oil or gas from any part of a pooled unit which includes all or a portion of the land covered by this lease, regardless of whether such operations for drilling were commenced or such production was secured before of after the execution of this instrument or the instrument designating the pooled unit, such operations shall be considered as operations for drilling on or production of oil or gas from land covered by this lease whether or not the well or wells be located on the premises covered by this lease and in such even operations for drilling shall be deemed to have been commenced on said land within the meaning of paragraph 5 of this lease; and the entire acreage constituting such unit or units, as to oil and gas, or either of them, as herein provided, shall be treated for all purposes, except the payment of royalties on production from the pooled unit, as if the same were included in this lease. For the purpose of computing the royalties to which owners of royalties and payments out of production and each of them shall be entitled on production of oil and gas, or either of them, from the pooled unit, there shall be allocated to the land covered by this lease and included in said unit (or to each separate tract within the unit if this lease covers separate tracts within the unit) a pro rata portion of the oil and gas, or either of them, produced from the pooled unit after deducting that used for operations on the pooled unit. Such allocation shall be on an acreage basis-that is to say, there shall be allocated to the acreage covered by this lease and included in the pooled unit (or to each separate tract within the unit if this lease covers separate tracts within the unit) that pro rate portion of the oil and gas, or either of them, produced from the pooled unit which the number of surface acres covered by this lease (or in each such separate tract) and included in the pooled unit bears to the total number of surface acres included in the pooled unit. Royalties hereunder shall be computed on the portion of such production, whether it be oil and gas, or either of them, so allocated to the land covered by this lease and included in the unit just as though such production were from such land. The production from an oil well will be considered as production from the lease or all pooled unit from which it is producing and not as production from a gas pooled unit; and production from a gas well will be considered as production from the lease or gas pooled unit from which it is producing and not from an oil pooled unit. The formation of any unit hereunder shall not have the effect of changing the ownership of any shut-in production royalty which may become payable under this lease. If this lease not or hereafter covers separate tracts, no pooling or unitization of royalty interest as between any such separate tracts is intended or shall be implied or result merely from the inclusion of such separate tracts within this lease but Lessee shall nevertheless have the right to pool as provided above with consequent allocation of production as above provided. As used in this paragraph 4, the words "separate tract" mean any tract with royalty ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the leased premises. At expiration of primary term this lease shall expire except for 320 acres around each producing well.

5. If at the expiration of the primary term, oil, gas, or other mineral is not being produced on said land, or from the land pooled therewith, but Lessee is then engaged in drilling or reworking operations thereon, or shall have completed a dry hole thereon within 60 days prior to the end of the primary term, the lease shall remain in force as long as operations on said well or for drilling or reworking of any additional well are proceeded with no operation of more than 60 consecutive days, and if they result in the production of oil, gas or either mineral, so long thereafter as oil, gas, or other mineral is produced from said land, or from land provided pooled therewith. If, after the expiration of the primary term of this lease and after oil, gas, or other mineral is produced from said land, or from land pooled therewith, the production thereof should cease from any cause, this lease shall not terminate. If, lessee commences operations for drilling or reworking within 60 days after the cessation of each production, but shall remain in force and effect as long as such operations are presented with no cessation of more than 60 consecutive days, and if they result in the production of oil, gas, or other mineral, so long thereafter as oil, gas, or other mineral is produced from said land, or from land pooled therewith. Any pooled unit delegated by lessee in compliance with the terms hereof, may be dissolved by lessee by instrument filed for record in the appropriate records of
    the county in which the leased premises are      at any time after
    the completion of a dry hole or the completion of production on
    said unit.   In the event a well or wells producing oil or gas in
    paying quantities should be brought in on adjacent land and within 330 feet of and draining the leased premises or land pooled therewith surrender this lease as to such portion or portions need be relived of all obligations as to the acreage surrounded.

6. Lessee shall have the right at any time during or after the expiration of this lease to remove all property and fixtures placed by lessee on said land, including the right to draw and remove casing. When required by Lessee, Lessee will buy all pipelines below ordinary plowed depth, and no well shall be drilled within 200 (200) feet of any residence or barn being on said land without lessor's consent.

7. The rights of either party hereunder may be assigned in whole or part and the provisions hereof shall extend to their heirs, successors and assigns: but no change or division of the land, or royalties, however, accomplished, shall operate to enlarge the obligations or diminish the rights of lessee; and no change or division in such ownership shall be biding on lessee until 30 days after lessee shall have been furnished by registered US mail at lessees principal place of business with a certified copy of recorded instrument or instructions evidencing terms. In the event of assignment hereof in whole or in part, liability for breach of any obligations hereinafter shall rest exclusively upon the owner of this lease or of a portion thereof who commits such breach. If six or more parties becomes entitled to royalty hereunder, lessee may withhold payment thereof unless and until furnished with a recordable instrument executed by all such parties designating an agent to receive for payment of all.

8. The breach by lessee of any obligation arising hereunder shall not work a forfeiture or cancellation of this lease nor cause a termination of revocation of the estate created by hereby or be grounds for cancellation hereof in whole or in part. No obligation reasonably to develop the lease premises shall arise during the primary term should oil, gas, or other minerals in paying quantities be discovered on said premises then a after the expiration term, lessee shall develop the acreage retained hereunder as a reasonably prudent operator, but discharging the obligation, it shall in no event be required to drill more than one well per 40 acres of the area retained hereunder and capable of producing oil in paying quantities and one well per 640 acres plus an acreage tolerance not to exceed 10% of 640 acres of the area retained hereunder and capable producing gas or other minerals in paying quantities. If after the expiration of the primary term, lessor considers that operations or not at any time being conducted in compliance with this lease, lessor shall notify lessee in writing of the facts relied upon as constituting a breach hereof, and lessee, if in default, shall have 90 days after receipt of such notice in which to compliance with the obligations imposed by virtue of this instrument.

9. Lessor hereby warrants and agrees to defend to the title and said land and agrees that lessee at its option discharge any tax, mortgage or any other of said land, either in whole or in part, and in event lessee does not, it shall be subrogated to such lien with right to enforce same and royalties accruing hereunder satisfying same. Without impairment of lessee rights of the warranty in event of failure of title it is agreed if this lease covers a less interest in the oil, gas, sulphur, and or other minerals in all or in any part of said land, then the entire and undivided fee simple estate (where lessors interest herein specified or not), or no interest therein then the royalties and other monies accruing from any part as to which the lease covers less than such full interest, shall be paid only in the proportion which the interest therein, if any, covered by this lease, bears to the whole and undivided fee simple estate therein. All royalty interest covered by this lease (whether or not owned by lessor) shall be paid be paid out of the royalty provided. Should any one or more of the parties named above as lessor's fail to execute this lease it shall nevertheless be binding upon the party or parties executing the same.

10. Should Lessee be prevented from complying with any express or implied covenants of this lease, from conducting drilling or reworking operations thereon or from producing any oil, gas or other minerals therefrom by reason s of scarcity or of inability to obtain or to use equipment or material, or by oppression of force majeure, and federal or state law, or any other rule or regulation of governmental authority, then while so prevented, lessee's obligation to comply with such covenant shall be suspended and the lessee shall not be liable in damages for failure to comply therewith; and this lease shall be extended while and so long as lessee is prevented by any such cause from conducting drilling on or from reworking operations producing oil and gas from the lease premises; and the time while lessee is so prevented shall not be counted against lessee, anything in this lease to the contrary not withstanding.

IN WITNESS WHEREOF, this instrument is executed on the date first above written

s/s Margaret Ruth Baker                           s/s Roy William Baker, Jr.
Margaret Ruth Baker, Individually                 Roy William Baker, Jr.,
                                                  Individually and
                                                  Executor and Trustee of the
                                                  Roy W. Baker Sr.

STATE OF TEXAS
COUNTY OF EDWARDS

This instrument was acknowledged before me on the 12th day of June, 2001


s/s Charles W. Carson III
Notary Public, State of Texas
  Notary's name (printed):  Charles W. Carson III
  Notary's commission expires:  5-9-2005
  (Roy William Baker, Jr.)
STATE OF TEXAS
COUNTY OF BEXAR

This instrument was acknowledged before me on the 22 day of June, 2001

s/s Kassandra Walski
     Notary Public, State of Texas
     Notary's name (printed)
     Notary's commission expires:  June 30, 2004
     (Margaret Ruth Baker)

                                 "EXHIBIT A"

"To Oil and Gas Lease dated May 27, 2001, Roy William Baker, Jr.,
Individually and as" "Trustee, et al, as Lessor, to Ness Energy International, Inc., as Lessee."

Abstract #    Certificate   Survey  Original Grantee       Description

3120           4/1196               8 G.C.&S.F. Ry. Co.    All of the East
                                                           246.13 ac.
1035           4/1196               7-BR G.C.&S.F. Ry. Co. 701.2 acres - BR
1973           4/1383               26 G.C.&S.F. Ry. Co.   All of the South
                                                           40.58 acres
2716           1/617                44 B.S.&F.             167.54 ac
2421           1/619                48 B.S.&F.             All of the
                                                           South 317.53 ac.
1321             151                7 T.C. Ry. Co.         All of the
                                                           North & West
                                                           180 ac.
1825             1462               8 E.L. & R.R. Ry. Co.  All of the
                                                           West 591.0 ac.
 836             1463               9 E.L. & R.R. Ry. Co.  469.5 acres
2975             1463              10 E.L. & R.R. Ry. Co.  14.0 acres
 837             1464              11 E.L. & R.R. Ry. Co.  148.58 acres
1351           28/110              13 Wash. Cnty. Ry. Co.  All of the S/2
                                                           being 320
                                                          "acres, more or less"
1686           28/110              14 Wash. Cnty. Ry. Co.  593.7 acres
2230            1/614              38 B.S.&F.              All of the
                                                           South 158.4 ac.
 713            1/616              41 B.S.&F.              161.66 acres
2810            1/616              42 B.S.&F.              400.0 acres
 716            1/619              47 B.S.&F.              640.0 acres
 717            1/620              49 B.S.&F.              396.75 ac.
2085            1/620              50 B.S.&F.              643.0 ac.